Exhibit 99.1

GeoVax Labs Reports 2013 First Quarter Financial Results

and Provides Clinical Development Update

●	Phase 1/2 HIV Therapeutic Vaccine Trial Fully Enrolled; Data in 2H2013
●	Phase 1 HIV Prevention Vaccine Trial Enrolling; Study Completion Expected in 2013
●	Phase 2 HIV Prevention Vaccine Efficacy Trial; Expected Initiation in 2014

ATLANTA, GA, May 2, 2013 – GeoVax Labs, Inc. (OTCQB: GOVX), a biotechnology company developing HIV/AIDS vaccines, announced its financial results for the three months ended March 31, 2013 and provided a clinical development update.

“GeoVax continues to make steady progress in our quest to develop effective preventive and therapeutic HIV/AIDS vaccines,” commented Robert T. McNally, PhD, GeoVax President and CEO. “With data from our Phase 1/2 therapeutic trial expected in the second half of 2013, as well as the initiation of a second therapeutic Phase 1 trial in HIV-positive young adults and the completion later this year of a Phase 1 prevention trial paving the way for a much larger Phase 2 efficacy trial; we have an exciting and strategically important year ahead of us.”

Clinical Development Update for 2013 First Quarter

Therapeutic Vaccine Program

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Completed patient enrollment for the Phase 1/2 “treatment interruption” clinical trial, investigating GeoVax’s therapeutic vaccine’s ability to treat individuals already infected with HIV; data expected in the second half of 2013. The primary goals of this 9-patient clinical trial are to document the safety and immunogenicity of the vaccine in patients with well-controlled infections. Vaccine efficacy will be directly assessed through a brief period of anti-retroviral drug cessation. These results which might indicate the vaccine’s potential ability to treat HIV infection either as a standalone therapy or in conjunction with an oral drug regimen.

●

In 2013, GeoVax is expecting the initiation of a Phase 1 clinical trial in the treatment of HIV-positive young adults with GeoVax’s therapeutic vaccine in combination with standard-of-care drug therapy. The NIH has recently prioritized searching for a cure for those individuals who are HIV positive. Because of the mechanisms by which current oral drugs work, if the virus is in a latent phase these drugs are not effective, thus it is impossible to totally eradicate the virus. Current approaches to a cure include using an effective vaccine and oral medication together to more effectively eradicate virus. This trial is planned to have two groups of 24 participants, one of which will remain on drugs while being vaccinated and the second of which will remain on drugs but receive placebo. The participants will be monitored for vaccine-associated reductions in viral reservoirs (recesses where the virus resides without replication). GeoVax expects this trial to be conducted by the International Maternal Pediatric Adolescent AIDS Clinical Trial Group (IMPAACT) with financial support from the NIH.

Prevention Vaccine Program

●

Completed patient enrollment for the Phase 1 clinical trial testing the safety of GeoVax’s second-generation vaccine. This vaccine co-expresses granulocyte-macrophage colony-stimulating factor (GM-CSF) as an adjuvant and achieved a much higher level of prevention of infection than our unadjuvanted vaccine in non-human primate testing. The 48-patient clinical trial will assess safety and immunogenicity of the vaccine at low-dose and full-dose regimens. This trial should be completed in 2013, setting the stage for a Phase 2 efficacy trial to begin in 2014. GeoVax is actively discussing this study’s design and protocol with the HIV Vaccine Trials Network (HVTN).

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“Our relationship with the National Institute of Allergy and Infectious Diseases (NIAID) of the NIH continues to be strong, and we are grateful for their continued support of our vaccine development programs,” Dr. McNally continued. “We are pleased to see that the NIH continues to recognize the potential life-saving value of our vaccine technology and has committed substantial resources toward advancing our clinical progress.”

Financial Review

GeoVax reported a net loss for the three months ended March 31, 2013 of $696,797, or $0.03 per share, based on 20.2 million weighted average shares outstanding. For the three months ended March 31, 2012, the Company reported a loss of $730,513, or $0.04 per share, based on 16.7 million weighted average shares outstanding.

The Company reported revenues of $797,040 for the three months ended March 31, 2013, related to its grants from the National Institutes of Health (NIH) in support of its HIV/AIDS vaccine development efforts. This compares to $854,063 of grant revenue reported for the same period in 2012. As of March 31, 2013, there is approximately $2.2 million of unused grant funds available for use through August 31, 2013 (the end of the original project periods).

Research and development (R&D) expenses were $881,988 for the three months ended March 31, 2013, compared with $1,072,354 for the comparable period in 2012. R&D expenses include direct costs funded by the NIH grants, as well as vaccine manufacturing costs and expenses related to the Phase 1/2 clinical trial, of the Company’s therapeutic HIV vaccine. Costs associated with the clinical trials of GeoVax’s preventative HIV vaccine, being conducted by the HIV Vaccine Trials Network (HVTN), are being funded directly by the NIH and are therefore not reflected in GeoVax’s financial statements. General and administrative (G&A) expenses were $612,943 and $512,818 for the three months ended March 31, 2013 and 2012, respectively.

GeoVax reported cash balances of $1,751,436 at March 31, 2013, as compared to $1,035,925 at December 31, 2012. Summarized financial information is attached. Further information concerning the Company’s financial position and results of operations are included in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

Dr. McNally commented, “We have strengthened our cash position through the exercise of $1.1 million of existing stock purchase warrants, but fundraising will be an area of focus for the remainder of 2013. In addition to equity capital, we are also seeking other sources of funding through additional government and/or third party support of our programs.”

About GeoVax’s Technology

GeoVax’s unique, two component vaccine, a recombinant DNA and a recombinant modified vaccinia Ankara (MVA), is designed to stimulate both anti-HIV T cell and anti-HIV antibody immune responses. GeoVax’s DNA and MVA vaccines are used in a prime/boost protocol in which priming is done with the DNA and boosting with the MVA. Both the DNA and MVA express the three major proteins of the AIDS virus: Gag, Pol, and Env, and produce non-infectious virus-like-particles. GeoVax’s vaccines are unique in expressing virus-like particles that display the trimeric membrane bound form of the HIV-1 envelope glycoprotein. In GeoVax’s second generation vaccine, the DNA prime co-expresses GM-CSF with the virus-like particles, delivering a normal human protein that stimulates immune responses to the site of vaccination. All preventative Phase 1 human clinical trials conducted to date tested various combinations and doses of our DNA and MVA vaccines, their ability to raise anti-HIV humoral (antibody) and cellular (cytotoxic T cell) immune responses, as well as the vaccines’ safety.

About HIV/AIDS

AIDS can affect anyone, regardless of race, gender, age or sexual orientation. 33 million people are currently infected globally and it is estimated that there will be 2.5 million new infections this year. Since the beginning of the epidemic, over a million people in the U.S. have contracted the virus. Every 9½ minutes, someone in the U.S. is infected with AIDS. Globally, HIV is the top killer among women of reproductive age. HIV is a worldwide disease with different subtypes (or clades) of the virus predominating in different regions of the world. Clade B is the predominant subtype in North America. Globally, most infections involve subtypes AG, B, and C. GeoVax vaccines are currently designed to function against clade B.

For more information, please visit www.geovax.com.

Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: HVTN will commence, complete enrollment, and generate data regarding GeoVax vaccine clinical trials as and when expected, GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent AIDS in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective, less costly, or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

Contact:

Susanna Mesa

The Trout Group

Tel: +1 (646) 378-2933

Email: smesa@troutgroup.com

FINANCIAL TABLES FOLLOW

GEOVAX LABS, INC.
Condensed Consolidated Statements of Operations Information
(amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2013	2012
Revenues
Grant Revenue	$797	$854

Operating expenses:
Research and development	882	1,072
General and administrative	613	513
	1,495	1,585
Other income:
Interest income	1	1
	1	1
Net loss	$(697)	$(730)

Loss per common share	$(0.03)	$(0.04)

GEOVAX LABS, INC.
Condensed Balance Sheet Information
(amounts in thousands)

	March 31,	Dec. 31,
	2013	2012
Assets:
Cash and cash equivalents	$1,752	$1,036
Other current assets	262	308
Total current assets	2,014	1,344

Property, net	87	103
Other assets	29	31
Total assets	$2,130	$1,478

Liabilities and stockholders’ equity
Current liabilities	$350	$327
Stockholders’ equity	1,780	1,151
Total liabilities and stockholders’ equity	$2,130	$1,478

Common shares outstanding	20,500	18,733

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